                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                     FORM 4
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
             [ ] Check this box if no longer subject to Section 16.
        Form 4 or Form 5 obligations may continue. See Instructions 1(b).

                     1. NAME AND ADDRESS OF REPORTING PERSON
                                 Acres, John F.
                                c/o Acres Gaming
                                815 NW 9th Street
                               Corvallis, OR 97330

                   2. ISSUER NAME AND TICKER OR TRADING SYMBOL
                            Acres Gaming Incorporated
                                      AGAM

        3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

                           4. STATEMENT FOR MONTH/YEAR
                                 January , 1999

                 5. IF AMENDMENT, DATE OF ORIGINAL (MONTH/YEAR)

    6. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
           [X] Director [X] 10% Owner [X] Officer (give title below)
                           [ ] Other (specify below)
                             Chairman of the Board

           7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
                     [X] Form filed by One Reporting Person
                [ ] Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                |
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
1. Title of Security     |  2.    |3.    |4.Securities Acquired (A) or     |5.Amount of      |6.Dir |7.Nature of Indirect         |
                         |   Transaction |   Disposed of (D)               | Securities      |ect   |  Beneficial Ownership       |
                         |        |      |                                 | Beneficially    |(D)or |                             |
                         |        |    | |                  | A/|          | Owned at        |Indir |                             |
                         | Date   |Code|V|    Amount        | D |    Price | End of Month    |ect(I)|                             |
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Common Stock             |1/26/99 |P   | |5,000             |A  | $2.75    |1,853,866        |I     |  *                          |
  $.01 Par Value         |        |    | |                  |   |              279,432       |I     |  **                         |
                         |        |                                                                                               |
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 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.         |4.  |5.Number of De |6.Date Exer|7.Title and Amount|8.Price|9.Number    |10.|11.Nature of      |
  Derivative |version |Transaction|    |rivative Secu  |cisable and| of Underlying    |of Deri| of Deriva  |Dir| Indirect         |
  Security   |or Exer |           |    | rities Acqui  |Expiration | Securities       |vative | tive       |ect| Beneficial       |
             |cise    |           |    | red(A) or Dis |Date(Month/|                  |Secu   | Securities |(D)| Ownership        |
             |Price of|           |    | posed of(D)   |Day/Year)  |                  |rity   | Benefi     |or |                  |
             |Deriva- |           |    |               |Date       |Expir  |                  | cially     |Ind|                  |
             |tive    |           |    |               | A/  |Exer |ation  |  Title and Number| Owned at   |ire|                  |
             |Secu-   |           |    | |             | D   |cisa |Date   |   of Shares      | End of     |ct |                  |
             |rity    |Date       |Code|V|  Amount     |     |ble  |       |                  | Month      |(I)|                  |
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Employee Stk Option   | $3.50     |    | |             |     |     | ***   |   |Common Stock  |160,000     |D  |                  |
(Right to Buy)                                                                                                                    |
                                                                                                                                  |
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

Explanation of Responses:
*   By self as trustee for the John and JoAnn Acres 1989 Living Trust.
** Held by a custodian fbo the reporting person's minor children. The reporting person does not exercise any discretionary control over such shares and disclaims any beneficial ownership thereof.
*** Option vests as to 26,666 shares on each of 8/1/97, 2/1/98 and 8/1/98 and as to 26,670 shares on 2/1/99.


SIGNATURE OF REPORTING PERSON
/s/ John F. Acres, by Robert W. Brown, Attorney in Fact

DATE
12/10/98